Exhibit 10.18

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
PRIORITY HOSPITALITY TECHNOLOGY, LLC
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Priority Hospitality Technology, LLC, a Delaware limited liability company (the “Company”), is dated effective as of February 1, 2019 (the “Effective Date”), and is adopted and entered into by the Persons listed on the signature pages hereto as Members.
WHEREAS, immediately prior to the Effective Date, Priority Integrated Partner Holdings, LLC, a Delaware limited liability company (“PIPH”), owns all of the outstanding Units of the Company;
WHEREAS, the Company is operated pursuant to that certain Limited Liability Company Agreement of the Company, dated as of August 15, 2018 (the “Original Agreement”);
WHEREAS, as of the Effective Date and in conjunction with the contributions to the Company of substantially all of the assets of eTab, LLC, a New York limited liability company (“eTab”), and CUMULUS POS, LLC, a Missouri limited liability company (“Cumulus”), pursuant to asset contribution agreements between each of eTab and Cumulus, respectively, the Company and the other parties thereto (the “Transactions”), PIPH desires to cause the Company to (i) issue an aggregate of 1,000 Preferred Units to Thomas C. Priore (“Priore”) and Stein, Ltd., a Missouri corporation (“Stein” and, together with Priore, each a “Prior Owner” and, together, the “Prior Owners”), pursuant to this Agreement, and (ii) be able to issue certain Eligible Incentive Members an aggregate of up to 5,000 PI Units as profits interests, pursuant to award agreements entered into between any such Eligible Incentive Member, on the one hand, and the Company, on the other hand; and
WHEREAS, the parties desires to amend and restate the Original Agreement as of the Effective Date to reflect: (i) the issuance of 1,000 Preferred Units to the Prior Owners; (ii) the issuance of an aggregate of 95,000 Common Units to the PIPH; (iii) the relative rights, liabilities and obligations of the Members; and (iv) the Company’s ability to issue up to 5,000 PI Units to certain Eligible Incentive Members.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Annex I.
1.2    Construction. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the words “dollars” and “$” mean U.S. dollars; (d) references herein to a specific article, section, subsection, recital or schedule shall refer, respectively, to articles, sections, subsections, recitals or schedules of this Agreement; (e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and (f) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns.
ARTICLE II
ORGANIZATION
2.1    Formation. On August 15, 2018, the Company, under the name “Priority Hospitality Technology, LLC,” was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as the same may be amended and restated from time to time, the “Certificate”) under and pursuant to the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, liabilities or obligations of any Member to this Agreement are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent not prohibited by the Act, controls over the Act. This Agreement constitutes the “limited liability company agreement” of the Company for purposes of the Act and supersedes and replaces the Original Agreement in all respects.
2.2    Name. The name of the Company is “Priority Hospitality Technology, LLC” and all business of the Company shall be conducted under that name or such other names that comply with applicable law as the Board may select from time to time.
2.3    Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its records there. The Company may have such other offices as the Board may designate from time to time.
2.4    Purposes. The purpose of the Company and the nature of its business shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
2.5    Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall terminate on the date determined pursuant to ARTICLE XIII.
2.6    No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture and that neither any Member, nor the Company shall be a partner or joint venturer of any other Member for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with the foregoing.
ARTICLE III
MEMBERS; COMPANY UNITS
3.1    Members. Subject to the following two sentences, the names, residences, business or mailing addresses of, and the number and type of Units held by, the Members are set forth on Schedule A, as such Schedule shall be amended from time to time in accordance with the terms of this Agreement. Any reference herein to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. Each Person listed on Schedule A, upon his, her or its and the Company’s execution of this Agreement or a counterpart or Joinder hereto, as applicable, and receipt (or deemed receipt) by the Company of such Person’s Capital Contribution is hereby admitted to the Company as a Member of the Company. By executing this Agreement and in conjunction with the closing of the Transactions pursuant to two asset contribution agreements, the Company hereby issues the number of Preferred Units set forth opposite each Prior Owner’s name on Schedule A, and such Prior Owners are admitted as Preferred Members.
3.2    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and acknowledges that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (b) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (c) such Member is acquiring Units in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (d) the Units (and underlying membership interests) in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (d) the execution, delivery and performance by such Member of this Agreement has been duly authorized by such Member and does not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; (e) the determination of such Member to purchase or receive Units in the Company has been made by such Member independently of any other Member and independently of any statements or opinions as to the advisability of such purchase or receipt as to the properties, business, prospects or condition (financial or otherwise) of the Company that may have been made or given by any other Member or by any agent or employee of any other Member; and (f) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).
3.3    Liability of Members.
(a)    Except as expressly set forth in this Agreement or the Act, no Member shall have any personal liability whatsoever in his, her or its capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member hereby consents to the exercise by the Board and the Company’s officers of the powers conferred on them by this Agreement.
(b)    In accordance with the Act and the laws of the State of Delaware, a member of, or other holder of an interest in, a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Person.
3.4    Authorized Units; Voting Rights.
(a)    Company Units.
(i)    Subject to the terms and conditions set forth herein, each Member’s interest in the Company (including such Person’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, in Distributions and in the right to vote, if any, on certain Company matters as provided in this Agreement) shall be represented by Units. The Board, from time to time, in its sole discretion, may cause the Company to issue to the Members certificates representing the Units held by such Members in such form as authorized by the Board.
(ii)    All Units are initially designated as Preferred Units, Common Units or PI Units. Preferred Units, Common Units and PI Units shall entitle the holders thereof to equal rights under this Agreement except as otherwise provided in this Agreement. The Company shall have the authority to issue up to 500,000 Units to the Members, 1,000 of which are hereby designated as Preferred Units, 395,000 of which are hereby designated as Common Units and 5,000 of which are hereby designated as PI Units. Ownership of Units shall entitle the holder, in his, her or its capacity as Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in ARTICLE V. The other relative rights, liabilities, obligations, preferences, privileges and restrictions granted to or imposed upon the Members in their respective capacities as holders of the Units are as set forth elsewhere in this Agreement.
(iii)    Any Units issued or to be issued as profits interests (any such Units, including the PI Units, the “Incentive Units”) may be Vested or Unvested at issuance and shall be awarded to Eligible Incentive Members such recipients by the Board or its designee(s) in their discretion or in accordance with any equity incentive plan that the Board may from time to time adopt and, in such case, subject to the terms and conditions thereof, including the imposition of any repurchase options or forfeiture in favor of the Company, all as described in the individual grantee’s award document or such equity incentive plan or, in the case of the Prior Owners, those certain asset contribution agreements entered into by such Prior Owners and the other parties thereto in conjunction with this Agreement (“Award Agreement”). Each grantee shall be treated as a Member with respect to the Incentive Units so awarded, regardless of any vesting or forfeiture provisions in the individual grantee’s Award Agreement. The Board may require payment from Persons acquiring such Incentive Units or may issue such Incentive Units without monetary consideration. Persons who acquire such Incentive Units shall hold such Incentive Units subject to the provisions of any separate agreements with the Company governing issuances as well as this Agreement.
The holder of such Incentive Units will be entitled to share in Distributions with respect to such Incentive Units only to the extent set forth in an applicable Award Agreement, which agreement will designate a dollar amount of distributions that must be paid pursuant to Section 5.1 with respect to the Units (other than Incentive Units) outstanding on the date of issuance of such Incentive Units before any Distributions (other than Tax Distributions) will be paid with respect to such Incentive Units (such designated value, the “Distribution Threshold”). The Board may consult with the Company’s counsel or tax advisors to determine the appropriate Distribution Threshold for each Incentive Unit issued by the Company and will reflect the applicable limitation for each Incentive Unit in the applicable Award Agreement as of the date such Incentive Unit is granted. In the event the Board issues additional Incentive Units with a Distribution Threshold lower than the Distribution Threshold associated with a prior issuance of an Incentive Unit, the Board may reduce the Distribution Threshold of the Incentive Units issued at the higher Distribution Threshold to equal such lower Distribution Threshold. The Board will have the discretion to make any determinations required under this Section 3.4(b) or elsewhere in this Agreement, including as to the Fair Market Value of the Company’s assets, the amount of the Company’s liabilities, the extent to which, if any, Incentive Units will be excluded from participating in Distributions on account of this Section 3.4(b) or elsewhere in this Agreement, and how Distributions may be modified in order to achieve the objectives of this Section 3.4(b) and the other provisions of this Agreement.
Each Member, whether a party hereto as of the date hereof or admitted after the date hereof, (A) approves and ratifies the issuance of Incentive Units made or to be made in accordance with the terms of this Agreement and (B) consents to the Board taking all actions, including amending this Agreement, to the extent necessary or appropriate (as determined in good faith by the Board) to cause any Incentive Units to be treated as profits interests for all United States federal income tax purposes.
(b)    Capital Contributions. As of the Effective Date, the Members have made the Capital Contributions to the Company set forth on Schedule A or otherwise in the books and records of the Company. No Member is required to make any additional Capital Contributions to the Company; provided that any Member holding Common Units may make, from time to time after the date hereof, additional Capital Contributions (each an “Additional Capital Contribution”) in return for the issuance of additional Common Units (each an “Additional Common Unit”) with the consent of either (i) the Manager or (ii) if the Manager does not consent, the holders of at least 66 and 2/3% of the then outstanding Common Units.
(c)    Agreed Tax Treatment. For purposes of this Agreement (including for purposes of maintaining Capital Accounts, allocating Profits and Losses, and determining and allocating taxable income, gain, loss, deduction and expense), the transactions contemplated by and taking place in connection with the issuance and sale of Preferred Units to the Prior Owners and any issuance of the PI Units to any Eligible Incentive Members shall be treated for federal, and all applicable state and local, income tax purposes as the formation of a partnership pursuant to Revenue Ruling 99-5, and the Prior Owners shall be deemed to have made a tax free contribution pursuant to Section 721 of the Code to the Company of the assets of the Company of an aggregate amount equal to $4,500,000 as of the Effective Date (the “Invested Capital”), and neither PIPH, on the one hand, nor any of the Eligible Incentive Members that may be issued PI Units, on the other hand, shall be deemed to have made any tax free contribution pursuant to Section 721 of the Code or otherwise, but rather shall be deemed to be receiving Common Units and Incentive Units as defined in Section 3.4(a)(iii), respectively.
(d)    Voting Rights. Each Member holding Common Units shall be entitled to one vote per Common Unit held by such Member. Except as otherwise expressly provided in this Agreement, including Section 13.1 and Section 14.6, no holder of any other class of Units, including holders of the Preferred Units and any holders of the PI Units, shall be entitled to, or have any, voting rights related to or arising from such Units.
3.5    No Authority to Bind Company. No Member (other than the Manager(s) or an authorized officer of the Company or a designee of any such Person) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company.
3.6    Issuance of Additional Units. Subject to the terms and conditions of this Agreement, including Section 3.4(b), the Board has the right to cause the Company to issue (i) additional Units in the Company (including other classes or series thereof having different rights), including issuing Additional Common Units in exchange for Additional Capital Contributions, (ii) obligations, debt securities, evidences of indebtedness or other securities or interests convertible or exchangeable into Units in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units in the Company. In connection with any approved issuance of Units to any Person, such Person shall execute and deliver a Joinder and shall enter into such other documents and instruments to effect such issuance as are required by the Board. Upon the issuance of any Units and the payment of the Capital Contribution with respect thereto (if any), the Capital Account of such Member shall be adjusted pursuant to ARTICLE IV. In furtherance thereof, the Board or an authorized officer of the Company shall amend Schedule A, without further vote, act or consent of any Person to reflect the admission of any new Members.
3.7    Repurchase Rights.
(a)    Repurchase Triggering Events.
(i)    Termination of Employment or Breach of Section 8.14 or 8.15. In the event of (A) a resignation of any Person holding Incentive Units (an “Incentive Unit Holder”) from his or her employment with the Company or its Affiliate (other than by reason of such Incentive Holder’s death, Permanent Disability or for “good reason” as defined in any employment agreement between such Incentive Unit Holder and the Company or its Affiliate, as applicable) within 24 months following the initial date of such employment (a “Separation”), (B) a breach by any Incentive Unit Holder of his, her or its obligations under Section 8.14 or 8.15 (any such breach, a “Breach”), or (C) termination of any Incentive Unit Holder’s employment with the Company or its Affiliate, as applicable, by the Company or its Affiliate “with cause” or “for cause” as defined in any employment agreement between such Incentive Unit Holder and the Company or its Affiliate, as applicable, or “for cause” as defined below if no such employment agreement exists (a “Termination”), all of the Units owned by such Incentive Unit Holder shall be subject to purchase by the Company pursuant to the terms and conditions set forth in this Section 3.7 (the “Separation/Breach/Termination Purchase Option”). As used herein, “for cause” means: (i) an Incentive Unit Holder’s arbitrary, unreasonable or willful failure to perform, in any material respect, the duties and responsibilities assigned by the Person to whom such Incentive Unit Holder reports in his or her capacity as an employee of the Company or its Affiliate that is not cured by the Incentive Unit Holder within ten days after the first notice in writing from the Company or its Affiliate, as applicable, specifying the nature of the default in reasonable detail (i.e., how the Incentive Unit Holder has failed to perform or comply) or, if the default cannot be cured within such ten-day period, failure of the Incentive Unit Holder within such ten-day period to commence and pursue curative action with reasonable diligence; (ii) the Incentive Unit Holder’s gross negligence or willful misconduct in the performance of the Incentive Unit Holder’s duties as an employee of the Company or its Affiliate, as applicable; (iii) the Incentive Unit Holder’s commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its Affiliate, as applicable, or other material dishonesty with respect to the Company or its Affiliate, as applicable; (iv) the Incentive Unit Holder’s conviction of, or the filing of a plea of nolo contendere or its equivalent, with respect to a felony or any other crime involving dishonesty or moral turpitude; or (v) substance abuse (for the purposes of this agreement substance abuse is the use of alcohol or illegal substances including misuse of otherwise legally obtained medications that otherwise interferes with the Incentive Unit Holder’s ability to perform the functions of the position) that is or is reasonably expected to be materially injurious to the Company or its Affiliate (whether from a monetary perspective or otherwise).
(ii)    Bankruptcy. If an Incentive Unit Holder shall be adjudicated bankrupt or insolvent and as a result of any bankruptcy or insolvency proceeding, a court ordered sale or other Transfer of all or any part of such Incentive Unit Holder’s Units is required or if an Incentive Unit Holder shall otherwise admit in writing its inability generally to pay its debts as such debts become due, which would require such Incentive Holder to Transfer all or any portion of his or her Units by operation of law, including a Transfer in satisfaction of a claim or judgment against, or any debt of, such Incentive Unit Holder (a “Bankruptcy Event”), then such Incentive Unit Holder and/or the proposed Transferee thereof shall automatically be deemed to have made an offer to sell all of the Units owned by such Incentive Unit Holder that are subject to such Transfer to the Company pursuant to the terms and conditions set forth in this Section 3.7 (the “Insolvency Purchase Option”) and shall provide written notice to the Company thereof within five Business Days after the occurrence of a Bankruptcy Event setting forth the circumstances of such Bankruptcy Event, the number and type of Units subject to such Transfer, the name and address of the proposed Transferee and a description of the possible Transfer.
(iii)    Divorce. Upon either the filing of a petition for dissolution of marriage or any similar action for divorce by or against any Incentive Unit Holder (a “Divorce,” each of a Separation, a Breach, a Bankruptcy Event and a Divorce, a “Repurchase Triggering Event”), under no circumstances shall any Incentive Unit Holder’s spouse have or obtain any interest in such Incentive Unit Holder’s Units. If a Transfer of title to any Units in such circumstances described in the preceding sentence is ordered or decreed by any court of competent jurisdiction, then such Incentive Unit Holder and/or proposed Transferee thereof shall automatically be deemed to have made an offer to sell all of the Units owned by such Incentive Unit Holder that are subject to such Transfer to the Company pursuant to the terms and conditions set forth in this Section 3.7 (the “Divorce Purchase Option”; each of the Separation/Breach/Termination Purchase Option, the Insolvency Purchase Option and the Divorce Purchase Option, a “Repurchase Option”) and shall provide written notice to the Company thereof, within five Business Days after the occurrence of a Divorce setting forth the circumstances thereof, a copy of any court order or decree, if applicable, the number and type of Units subject to such Transfer, the name and address of the proposed Transferee and a description of the possible Transfer.
(iv)    Death of Incentive Unit Holder. In the event of the death of an Incentive Unit Holder (the “Departing Incentive Unit Holder”), the Company may elect to purchase (the “Departing Incentive Unit Holder Purchase Option”) for cash all or some of the Units owned by such Incentive Unit Holder or, if applicable, by any trust, charitable remainder trust, or other Person receiving such Units via any Family or Estate-Planning Transfer pursuant to the terms and conditions set forth in this Section 3.7.
(b)    Repurchase Procedures.
(i)    Procedures.
(1)    Upon the occurrence of a Repurchase Triggering Event that results from a Separation, a Breach, a Termination, a Bankruptcy Event or a Divorce, the Company may elect to purchase all or any part of the Units subject to a Separation/Breach/Termination Purchase Option, an Insolvency Purchase Option or a Divorce Purchase Option, as applicable, by delivery of written notice (the “General Repurchase Notice”) to such Incentive Unit Holder (or his or her spouse in the event of a Divorce or his or her estate or legal representative, as applicable) promptly following its receipt from such Incentive Unit Holder (or his or her estate or legal representative, as applicable) of the notice of the Repurchase Triggering Event. The General Repurchase Notice shall set forth the portion of the Units to be acquired from such Incentive Unit Holder (or his or her spouse in the event of a Divorce or his estate or legal representative, as applicable) and the corresponding Repurchase Price. If Company exercises the Separation/Breach/Termination Purchase Option, an Insolvency Purchase Option, or a Divorce Purchase Option, as applicable, such Incentive Unit Holder (or his spouse in the event of a Divorce or his or her estate or legal representative, as applicable) shall sell the portion of the Units owned by such Incentive Unit Holder (or his spouse in the event of a Divorce or his or her estate or legal representative, as applicable) that the Company has elected to purchase, and the Repurchase Price shall be paid to such Incentive Unit Holder (or his or her spouse in the event of a Divorce or his estate or legal representative, as applicable) as hereinafter provided.
(2)    In the event of an Incentive Unit Holder’s death or Permanent Disability, the Company may elect to exercise its Departing Incentive Unit Holder Purchase Option by delivery of written notice (the “Departing Incentive Unit Holder Repurchase Notice”) to the Departing Incentive Unit Holder (or his or her estate or legal representative, as applicable) promptly after its receipt from the Departing Incentive Unit Holder (or his or her estate or legal representative, as applicable) of notice of the Incentive Unit Holder’s death or a determination of Permanent Disability being made in accordance with the terms of this Agreement. The Departing Incentive Unit Holder Repurchase Notice shall set forth the Units to be acquired from the Departing Incentive Unit Holder (or his or her estate or legal representative, as applicable) and the corresponding Repurchase Price. If any Departing Incentive Unit Holder’s Units are not acquired pursuant to the foregoing procedure within 180 days after (A) the Company learning of the Departing Incentive Unit Holder’s death or (B) a determination of Permanent Disability is made, the Company shall promptly grant the Departing Incentive Unit Holder (or his or her estate or legal representative, as applicable) a period of 90 days in which to sell the remaining Units of the Departing Incentive Unit Holder without having to comply with Sections 12.1. Any Departing Incentive Unit Holder’s Units not sold during such 90-day period shall once again be subject to the provisions of this Section 3.7 and the Company may, at its option elect to exercise its Departing Incentive Unit Holder Purchase Option via a Departing Incentive Unit Holder Repurchase Notice at any time thereafter.
(ii)    Closing. Subject to Section 3.7(b)(i), the closing of any purchase transaction pursuant to this Section 3.7 shall take place on a date determined by the Company that shall be, to the extent reasonably possible, on or before the date that is 90 days after the Incentive Unit Holder (or his or her spouse, estate or legal representative, as applicable) receives a General Repurchase Notice or Departing Incentive Unit Holder Repurchase Notice (a “Repurchase Option Closing”). At the Repurchase Option Closing, subject to Section 3.7(b)(i), the Company shall pay the Repurchase Price for the Units being purchased by the Company to such Incentive Unit Holder against delivery of a certificate (if certificated) evidencing such Units, duly endorsed for Transfer, in cash payable by delivery of a check or wire transfer of immediately available funds; provided, however, that if (A) the Company is prohibited from purchasing such Units by any indenture or financing, loan or similar agreement, note or other instrument to which the Company (or any of its Affiliates) is bound governing indebtedness of the Company or its Affiliates (each, a “Financing Agreement”) or by applicable law, (B) a default has occurred under any Financing Agreement and is continuing or (C) the purchase of such Units would result in the occurrence of an event of default under any Financing Agreement or create a condition which would, with notice or lapse of time or both, result in such an event of default (any of the events or circumstances described in the foregoing clauses (A) through (C), a “Deferral Condition”), the Company shall notify the Incentive Unit Holder whose Units are subject to such repurchase (or such Incentive Unit Holder’s spouse, estate or legal representative, as the case may be) and may either (x) notwithstanding this Section 3.7, defer the Repurchase Option Closing and make such payment at the earliest practicable date on which no Deferral Condition exists but no later than 30 days following the cessation of all applicable Deferral Conditions, or (y) pay the Repurchase Price for such Units with an unsecured subordinated (to any indebtedness for borrowed money issued to the Company pursuant to any Financing Agreement) promissory note issued by the Company that matures no later than the 30th day following the cessation of all applicable Deferral Conditions. Any deferred payment described in clause (x) or note described in clause (y) of the preceding sentence shall accrue interest on a daily basis at a rate equal to 4% per annum (the “Repurchase Interest Rate”) from the latest date that the Repurchase Option Closing of such repurchase could have taken place pursuant to this Section 3.7 to the date such payment is made. Such note shall be pre-payable at any time without penalty and shall otherwise be in form and substance reasonably satisfactory to the Board and consistent with the terms set forth above.
(c)    Repurchase Price. Upon exercise of any exercise of the Company’s option to purchase Units subject to a Repurchase Option and/or the Departing Incentive Unit Holder Purchase Option, the purchase price for any Units shall be the Fair Market Value of the Units being repurchased at the time of the applicable Repurchase Triggering Event. This purchase price will be set forth in the General Repurchase Notice or the Departing Incentive Unit Holder Repurchase Notice, as applicable, delivered by the Company (the “Repurchase Price”).
(d)    Redemption of Preferred Units. Notwithstanding anything to the contrary in this Agreement, without any further action by the parties hereto, the Preferred Units will be deemed to be, and shall be, redeemed by the Company and the Preferred Members will no longer be deemed to be, and shall not be, Members of the Company with regard to such Preferred Units immediately upon the Preferred Members’ Unreturned Capital with respect to the Preferred Units being reduced to zero through Distributions made in accordance with ARTICLE V.
ARTICLE IV
CAPITAL ACCOUNTS
4.1    Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member in accordance with the Treasury Regulations under Section 704(b) of the Code and Section 3.4(c). In accordance with such Treasury Regulations, the Capital Account of each Member shall equal, as of the Effective Date, the amount set forth on the books and records of the Company and shall be (a) increased by any additional Capital Contributions made by such Member, such Member’s share of Profits and other items of income and gain allocated to such Member pursuant to ARTICLE V, and such Member’s share of any other increase permitted (assuming the Board so chooses to make such permitted increase) or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by such Member’s share of Losses and other items of loss, deduction and expense allocated to such Member pursuant to ARTICLE V, any Distributions to such Member of cash or the Fair Market Value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member, and such Member’s share of any other decrease permitted (assuming the Board so chooses to make such permitted decrease) or required by Treasury Regulations Section 1.704-1(b)(2)(iv). For avoidance of doubt, items allocated pursuant to Section 5.6 hereof are solely for income tax purposes. Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.
4.2    Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:
(a)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(b)    If the Book Value of any property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(c)    Items of income, gain, loss or deduction attributable to the disposition of property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(d)    Items of depreciation, amortization and other cost recovery deductions with respect to property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), except that, with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), depreciation, amortization or such other relevant cost recovery item for the relevant period shall be determined in accordance with the methodology prescribed under Treasury Regulations Section 1.704-3(d)(2).
(e)    To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
(f)    To the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the Fair Market Value of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.
4.3    Interest. Except with respect to the Preferred Yield for each Member owning Preferred Units and the Additional Common Unit Yield for each Member owning Additional Common Units, no Member shall be entitled to interest on any Capital Contribution to the Company or on the balance of such Member’s Capital Account.
4.4    Loans from Members. Subject to Section 6.11, with the consent of the Board, PIPH or any of its Affiliates may make loans to the Company, and any loan by PIPH or an Affiliate of PIPH to the Company shall not be considered a Capital Contribution. The amount of any such loans shall be a debt of the Company to PIPH or its Affiliate, as applicable, and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.
4.5    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after the dissolution of the Company).
4.6    Transfer of Capital Accounts. The original Capital Account established for each transferee Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Transferee Member succeeds, at the time such transferee Member acquires any Units of the Member to which such Transferee Member succeeds in accordance with ARTICLE XII. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of (i) the transfer to such Member of all or part of the Units of another Member, (ii) the transfer by such Member of all or part of such Member’s Units to another Member or (iii) the repurchase of any Units shall be appropriately adjusted to reflect such transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member as a Transferee shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member transferred to such Transferee Member.
4.7    Adjustments to Book Value. The Company shall at the Board’s discretion adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) including as of the following times: (i) at the Board’s discretion in connection with the issuance of Units; (ii) at the Board’s discretion in connection with the Distribution by the Company to a Member of more than a de minimis amount of the Company’s assets, including money, if as a result of such Distribution, such Member’s interest in the Company is reduced; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 5.3 (determined immediately prior to the issuance of new Units).
ARTICLE V
DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES
5.1    Distributions. Except as otherwise provided for in Section 5.2, the Board may make Distributions of Net Cash from Operations and Net Cash from Capital Events from time to time and at such times as the Board, in its reasonable business judgment and sole discretion, determines to be appropriate. For each Distribution, the Board shall provide each Member with a statement setting forth in reasonable detail the manner in which the Distribution was calculated to the extent that such Member requests such a statement.
(a)    Distributions of Net Cash from Operations and Net Cash from Capital Events shall be made to the Members in the following order and priority:
(i)    Subject to the provisions of Section 5.1(b),
(A)    First, to the Members, if any, holding Additional Common Units in proportion to each such Member’s Aggregate Additional Common Unit Yield until each such Member has received Aggregate Distributions with respect to such Member’s Additional Common Units in an amount equal to the Aggregate Additional Common Unit Yield with respect to such Member’s Additional Common Units;
(B)    Second, to the Members, if any, holding Additional Common Units on a pro rata basis until the Unreturned Capital of each such Member with respect to such Member’s Additional Common Units has been reduced to zero;
(C)    Third, to the Preferred Members in proportion to each Preferred Member’s Aggregate Preferred Yield until each Preferred Member has received Aggregate Distributions with respect to such Preferred Member’s Preferred Units in an amount equal to the Aggregate Preferred Yield with respect to such Preferred Member’s Preferred Units;
(D)    Fourth, to the Preferred Members on a pro rata basis until the Unreturned Capital of each Preferred Member with respect to such Preferred Member’s Preferred Units has been reduced to zero;
(E)    Thereafter, the balance to the Common Members and the PI Members on a pro rata basis based on the percentage of issued and outstanding Common Units and, if applicable, PI Units, in the aggregate, that such Members hold.
(ii)    In the event of the dissolution and liquidation of the Company, the Distribution of the assets of the Company shall be made in the following order of priority:
(A)    First, to make payment of all debts and liabilities to third-party creditors and all other contractual liabilities of the Company, as well as expenses of dissolution and liquidation;
(B)    Second, to establish such reserves as deemed necessary by the Board for any contingent or unforeseen liabilities or obligations of the Company;
(C)    Third, to the Members holding Additional Common Units in proportion to each such Member’s Aggregate Additional Common Unit Yield until each such Member has received Aggregate Distributions with respect to such Member’s Additional Common Units in an amount equal to the Additional Common Unit Yield with respect to such Member’s Additional Common Units;
(D)    Fourth, to the Members holding Additional Common Units on a pro rata basis until the Unreturned Capital of each such Member with respect to such Member’s Additional Common Units has been reduced to zero;
(E)    Fifth, to the Preferred Members in proportion to each Preferred Member’s Aggregate Preferred Yield until each Preferred Member has received Aggregate Distributions with respect to such Preferred Member’s Preferred Units in an amount equal to the Aggregate Preferred Yield with respect to such Preferred Member’s Preferred Units;
(F)    Sixth, to the Preferred Members on a pro rata basis until the Unreturned Capital of each Preferred Member with respect to such Preferred Member’s Preferred Units has been reduced to zero; and
(G)    Thereafter, the balance to the Common Members and the PI Members on a pro rata basis based on the percentage of issued and outstanding Common Units and, if applicable, PI Units, in the aggregate, that such Members hold.
(b)    In connection with any Sale of the Company, the consideration paid to the Company or other proceeds of such Sale of the Company shall be distributed (or allocated if not distributable) to the Members in the manner set forth in Section 5.1(a)(ii).
(c)    Notwithstanding any other provision of this Section 5.1, as of any time, a holder of Incentive Units shall be entitled to Aggregate Distributions pursuant to Section 5.1 with respect to an Incentive Unit only to the extent that the Distribution Threshold has been satisfied in respect of such Incentive Unit. Any amounts not distributable in respect of an Incentive Unit pursuant to Section 5.1 as a result of the application of this Section 5.1(c) shall be distributed solely to the Members in respect of their Units other than in respect of such Incentive Units.
(d)    Notwithstanding anything herein to the contrary, the portion of any Distribution that would otherwise be made pursuant to Section 5.1 which is attributable to any Incentive Units that are not vested shall be held in reserve by the Company (the “Reserve Amount”) until either (i) such Incentive Units vest, in which case the Reserve Amount attributable to such Incentive Units shall be distributed to the holder of such Incentive Units without interest, or (ii) such Incentive Units are forfeited pursuant to that relevant Award Agreement or otherwise, in which case the Reserve Amount attributable to such Incentive Units shall be retained by the Company. Tax Distributions attributable to Incentive Units that are not Vested shall not be held in reserve.
5.2    Tax Distributions. Notwithstanding anything to the contrary in Section 5.1, to the extent funds of the Company may be legally available for Distribution by the Company under the Act and subject to any Financing Agreement and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs and obligations of the Company, the Board shall cause the Company to make Distributions of cash (any such amount, a “Tax Distribution”) to the Members in amounts intended to enable the Members (or any Person whose tax liability is determined by reference to the income of a Member) to discharge their United States federal, state and local income tax liabilities arising from the allocations made pursuant to this ARTICLE V, taking into account, for the avoidance of doubt, any taxable loss of the Company allocated to a Member pursuant to this Agreement for any prior taxable year not previously taken into account for purposes of this Section 5.2, to the extent such losses would be available under the Code to offset income of the Members (or, as appropriate, the direct or indirect partners or members of a Member) determined as if income and loss from the Company were the only income and loss of such Member (or, as appropriate, the direct or indirect partners or members of such Member) in such Fiscal Year and all prior Fiscal Years. For purposes of determining Tax Distributions under this Section 5.2, unless otherwise determined by the Board (in its sole discretion), such determinations shall be made taking into account any allocations arising under Code Section 704(c) or adjustments arising from an election under Code Section 754. The amount distributable pursuant to this Section 5.2 shall be determined in the Board’s discretion, based on the Maximum Tax Rate and the amounts allocated to the Members, and otherwise based on such reasonable assumptions as the Board determines. The amount distributable to any Member pursuant to Section 5.1 shall not be reduced by the amount distributed to such Member pursuant to this Section 5.2.
5.3    Allocation of Profits and Losses. Except as otherwise provided in Section 5.4, Profits and Losses for any Fiscal Year (or other relevant period) shall be allocated among the Members in such manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(g)) and (iii) such Member’s Member Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, that would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (A) liquidate all of the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of liquidation pursuant to Section 5.1; provided, that such hypothetical liquidation will not be treated as a Sale of the Company for any purpose hereunder. Items of Profit and Loss (if the Board so determines in its sole discretion) may be allocated hereunder to ensure the Capital Accounts of the Members meet the test set forth in the first sentence hereof.
5.4    Special Allocations. The following special allocations shall be made:
(a)    If there is a net decrease during a Fiscal Year in Member Nonrecourse Debt Minimum Gain, Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Member in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(i)(4). This Section 5.4(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and administered in a manner consistent therewith.
(b)    If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(f). This Section 5.4(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted and administered in a manner consistent therewith.
(c)    Member Nonrecourse Deductions for any Fiscal Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Nonrecourse Deductions for any Fiscal Year shall be allocated pro rata to all Units.
(d)    If any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6) has an adjusted capital account deficit (determined according to Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) as of the end of any Fiscal Year, then Profits for such Fiscal Year shall be allocated to such Member in proportion to, and to the extent of, such adjusted capital account deficit. This Section 5.4(d) is intended to be a “qualified income offset” provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(e)    Profits and Losses described in Section 4.2(e) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(j),(k) and (m).
(f)    The allocations described in Sections 5.4(a), (b), (c), (d) and (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations and as such may not be consistent with the manner in which the Members intend to allocate items of income, gain, loss, deduction and expense or make Distributions. Accordingly, notwithstanding other provisions of this Section 5.4, but subject to the requirements of the Treasury Regulations, items of income, gain, loss, deduction and expense in subsequent Fiscal Years shall be allocated among the Members in such a way as to reverse as quickly as possible the effects of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.
5.5    Amounts Withheld. All amounts withheld from or offset against any Distribution to a Member pursuant to Section 14.1 or Section 14.11 shall be treated as amounts distributed to such Member pursuant to this ARTICLE V for all purposes under this Agreement.
5.6    Tax Allocations; Code Section 704(c).
(a)    The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value at the time of contribution. The Board shall be entitled to adopt any method permissible under Code Section 704(c) and the Treasury Regulations thereunder for taking into account any such variation.
(c)    If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c), subject, for the avoidance of doubt, to the approval of the Board.
(d)    Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or Distributions pursuant to any provisions of this Agreement.
ARTICLE VI
MANAGEMENT OF THE COMPANY
6.1    Management of the Company. Except for cases in which the approval of the Members is expressly required by this Agreement or the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by and under the direction of, the Board, and the Board shall make all decisions and take all actions for the Company that are necessary or appropriate to carry out the Company’s business and purposes. The member(s) of the Board (each, a “Manager”) shall be the “managers” of the Company for the purposes of the Act. A Manager is not required to be a Member, or hold any Units, to serve as a Manager.
6.2    Composition, Election of the Board and Vacancy. The Board shall consist of one Manager (or such larger number of Managers as may be reasonably determined by the Board from time to time in the best interests of the Company). The Manager(s) shall be designated or elected as follows, each to hold such position until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided herein. The Members holding more than 50% of the issued and outstanding Common Units in the aggregate shall designate, elect and appoint each of the Manager(s) by vote or written consent as promptly as is reasonably possible whenever there is a vacancy or open position on the Board. The Members designate Priore as the initial Manager constituting the Board.
6.3    Committees. Subject to the provisions of this Agreement, the Board may designate one or more committees, but such committees shall not have the authority to bind the Board or the Company. The committees shall only adopt advisory resolutions.
6.4    Managers in their Capacity as a Board Member Owe No Fiduciary Duty. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement or any agreement contemplated herein or any applicable provisions of law or equity or otherwise, the parties agree (i) that no Manager (in his or her capacity as such) shall owe any fiduciary duty to the Company (or any other constituent of the Company) and (ii) that, while nothing herein eliminates the implied contractual covenant of good faith and fair dealing among the parties hereto, such covenant is not intended by the parties to be a means through which any fiduciary duty may be imposed on any Manager (in his or her capacity as such) under any circumstance.
6.5    Removal of a Manager. The removal from the Board (with or without cause) of any Manager elected or appointed hereunder shall be at the written request of the Person(s) entitled to designate or elect such Manager pursuant to Section 6.2, but only upon such written request and under no other circumstances.
6.6    Resignation. Any Manager may resign by delivering written resignation to the Company at the Company’s principal office addressed to the Board and the Members. Such resignation shall be effective upon receipt of such resignation by the Board or the Members or at such later date designated therein.
6.7    Meetings; Reimbursement; Compensation. A meeting of the Board may be called only by a Manager. The Company shall pay the reasonable out-of-pocket travel expenses incurred by each Manager in connection with attending such meeting and any meetings of any committees of the Board, and no Manager shall be entitled to any other compensation for serving as a Manager (unless otherwise unanimously determined in writing by the Manager(s)). The Board may designate any place as the place of meeting for any meeting of the Board or any committee thereof. Meetings of the Board and any committee thereof may be held either within or without the State of Delaware at whatever place is specified in the notice of the meeting.
6.8    Notice of Meetings. Written (including by email correspondence) or telephonic notice to each Manager must be given by the Person or Persons calling such meeting at least two Business Days (provided that means for telephonic participation in such meetings are provided for Managers unable to physically attend such meetings) prior to the scheduled date of the meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
6.9    Spontaneous Meeting of Board. If all of the Manager(s) meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action that may be taken at a meeting of the Board may be taken at such meeting.
6.10    Quorum. At any meeting of the Board, Managers holding a majority of the votes that may be cast at a Board meeting must be present to constitute a quorum for the transaction of any business that may be taken at such a meeting. In the absence of a quorum, any Manager present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.
6.11    Voting. Except to the extent this Agreement expressly states otherwise, the affirmative vote of a majority vote of the Managers that may be cast at a meeting at which a quorum is present shall be the act of the Board, and no single Manager, in his, her or its capacity as such, may make any decisions or take any actions on behalf of the Company without the affirmative vote of a majority vote of the Managers that may be cast at a meeting at which a quorum is present. Each Manager shall have one vote at any meeting of the Board or a committee thereof. Notwithstanding anything contained herein to the contrary, the Board shall not authorize or cause the Company or any Subsidiary to, and the Company and its Subsidiaries shall not, enter or engage in any Affiliate Transaction unless such Affiliate Transaction is (a) determined by the Board in good faith using its reasonable business judgment to be no less favorable to the Company or its Subsidiaries than could reasonably be expected to have been obtained by the Company or its Subsidiaries at that time with an Independent Third Party in a comparable arms’ length transaction, or (b) unanimously approved by the vote or written consent of the Board.
6.12    Proxies. At any meeting of the Board, a Manager may vote by proxy executed in writing by such Manager in favor of another Manager.
6.13    Written Actions. Any action required to be, or which may be, taken by the Board may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by Managers holding a majority of the votes that may be cast at a Board meeting. Such consent shall have the same force and effect as a vote by the Managers holding a majority of the votes that may be cast at a meeting of the Board at which a quorum is present, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board. A consent transmitted by electronic transmission (including email) by a Manager or by a Person authorized to act for such Manager shall be deemed written and signed for the purposes hereof. A copy of any written consent pursuant to this Section 6.13 shall be mailed or emailed promptly to each member of the Board that did not execute such consent.
6.14    Telephonic Participation in Meetings. Managers may participate in any meeting of the Board or committee thereof through telephonic or similar communications equipment by means of which all Managers participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.
ARTICLE VII
CHAIRMAN OF THE BOARD AND OFFICERS
7.1    7.1    Chairman of the Board. The Chairman of the Board, who initially shall be Priore, shall be appointed and/or removed by a majority of the Managers, and shall, subject to the direction of the Board, perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board. The Chairman of the Board shall, if present, preside at all meetings of Members and of the Board. The Chairman of the Board shall not be considered an officer of the Company but shall have the authority to execute contracts on behalf of the Company and to perform any and all other acts or activities customary or incident to the management of the Company’s business to the same extent as if the Chairman of the Board was the Chief Executive Officer of the Company.
7.2    Officers of the Company. The initial officer of the Company shall be: (i) Greg Spatola – Director of Operations, and he shall serve in such office until a successor is appointed in accordance with the terms hereof or his earlier resignation, death or removal by the Board. The Board by vote or resolution shall have the power to appoint officers, including successor officers to the officers in the offices set forth above following such officers resignation, death or removal by the Board, and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine (each such appointed individual, an “Officer”). Subject to the powers of and limitations imposed by the Board and this Agreement, the Officers shall have general charge of the day-to-day business, affairs and property of the Company, exercise control over the Company’s other employees and agents, and shall see that all directions and resolutions of the Board are carried into effect. The Officers shall have such other powers and perform such other duties as may be prescribed by the Board from time to time, or as may be provided in this Agreement. The Officers shall devote such time and attention as they deem necessary to be reasonably required for the conduct of the Company’s day-to-day operations and affairs. Each of the Officers of the Company shall report to the Chairman of the Board and/or any of his or her designee(s).
7.3    Resignation; Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any Officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create any contract rights, except as otherwise set forth herein. Any vacancy occurring in any Officer position of the Company may be filled by the Board.
7.4    Additional Officers. The Board may, from time to time, designate one or more other individuals to be officers of the Company (“Additional Officers”) pursuant to a written employment agreement entered between such individual and the Company. No officer need be a resident of the State of Delaware or a Member, and any number of offices may be held by the same individual. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, prescribe or as may be provided in said officer’s written employment agreement. Unless the Board or the written employment agreement otherwise specifies, if the title is one commonly used for officers of a limited liability company, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office under the laws of the State of Delaware. Each officer shall hold office until resignation or termination by the Board under the terms and conditions of said officer’s written employment agreement. The salaries or other compensation of such additional officers of the Company shall be fixed from time to time by the Board and set forth by written employment agreement.
ARTICLE VIII
MEMBERS
8.1    Number. The Company shall at all times have one or more Members.
8.2    Membership Status. After a Transfer of Units in accordance with ARTICLE XII by a Member, as applicable, such transferring Member shall not be entitled to any Distributions or payments of any kind from the Company with respect to such Units and shall no longer be considered a Member with respect to such Units for any purpose.
8.3    No Participation in Management. The management of the business and affairs of the Company shall be vested in whole in the Board in accordance with ARTICLE VI. Except with respect to the execution and filing of the Certificate, as otherwise specifically provided by this Agreement or required by the Act, no Member, acting in the capacity of a Member, shall be an agent of the Company or have any authority to act for or bind the Company.
8.4    Meetings. Meetings of the Members may be called by the Board at any time or at any time by a Member or Members holding at least 10% of the Units entitled to vote at such meeting.
8.5    Place of Meetings. The Board or the Member or Members calling such meeting may designate any place as the place of meeting for any meeting of the Members.
8.6    Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered to each Member not less than two Business Days nor more than 20 Business Days before the meeting, at the direction of the Board or, if such meeting is called by a Member or Members, by the Member or Members calling such meeting.
8.7    Spontaneous Meeting of Members. If all of the Members meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action that may be taken at a meeting of the Members may be taken at such meeting.
8.8    Quorum. The Members holding a majority of the Units entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of any business that may be taken at a meeting of the Members. In the absence of a quorum, no business may be transacted and any Member present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.
8.9    Voting Rights Generally. Subject to the provisions of this Agreement, the Members shall have the voting rights associated with the Units held by such Member as provided in this Agreement. When a vote is required by the Members, each Member shall be entitled to vote as provided in Section 3.4(d).
8.10    Manner of Acting. Unless otherwise required by this Agreement, the affirmative vote of a majority of the Units entitled to vote represented at a meeting at which a quorum is present shall constitute the act of the Members.
8.11    Proxies. At any meeting of the Members, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.
8.12    Written Actions. Any action required to be, or which may be, taken by Members may be taken without a meeting if consented thereto in a writing setting forth the action so taken is signed by the Members holding not less than the minimum number of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. A consent transmitted by electronic transmission (including email) by a Member or by a Person authorized to act for such Member shall be deemed written and signed for the purposes of this Section 8.12.
8.13    Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by which all Persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.
8.14    Confidentiality. Each Member acknowledges that, during the term of this Agreement, he, she or it may have access to or become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, and its respective Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, intellectual property and other information provided pursuant to Section 11.2, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential (collectively, “Confidential Information”). Without limiting the applicability of any other agreement to which any Member may be subject, no Member shall, without the prior written consent of the Board, directly or indirectly disclose or use (other than solely for the purpose of communicating with other Members or such Member monitoring and analyzing such Member’s investment made herein) at any time, including, without limitation, use for commercial or proprietary advantage or profit, either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all commercially reasonable steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (i) disclosure is necessary for the Member and/or the Company’s employees, agents, representatives and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law, legal process or a court order, after (to the extent permitted by applicable law) notice of such requirement has been given to the Company so that it may have a reasonable opportunity to oppose such disclosure, (iii) the information becomes generally available to the public through no fault of such Member, (iv) the disclosure is approved in advance by the Board, or (v) the disclosure is of the tax treatment and tax structure (as such terms are used in Section 6011 of the Code and the Treasury Regulations promulgated thereunder) of its investment in the Company and of any transactions entered into by the Company. Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control. Nothing in this Section 8.14 shall in any way modify or limit the provisions set forth in Section 9.9.
8.15    Non-Competition; Non-Solicitation/Non-Hire; Non-Disparagement.
(a)    Each Member acknowledges and agrees that due to such Member’s position with and relationship to the Company, such Member has been and will be responsible for developing and maintaining (in whole or in part) the goodwill of the Company and its Affiliates. In consideration of the foregoing, such Member further agrees and acknowledges that: (i) the covenants and agreements set forth in this Section 8.15 were a material inducement to the other Members to enter into this Agreement and to perform their respective obligations hereunder and thereunder, and that such other Members would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any Member breached any of the provisions of this Section 8.15, and (ii) to assure the Company that the Company will retain its value, it is necessary that such Member undertakes not to utilize his, her or its special knowledge of the business of the Company to take certain actions during the Restricted Period. To protect the Company’s trade secrets and relationships and goodwill with its clients, customers, strategic partners, lenders, creditors, vendors, distributors, and suppliers, during the period where such Member directly or indirectly owns any Units in the Company and continuing for a period equal to the date that is two years following the date on which such Member no longer directly or indirectly owns any Units in the Company (the “Restricted Period”), such Member, except with respect to any of the Company’s Affiliates, shall not directly or indirectly, (I) recruit or solicit for employment or engagement, any Person who is employed or engaged by the Company or any of its Affiliates, or encourage any such Person to leave the employment or engagement of the Company or any of its Affiliates, except if such Person has not been employed or engaged by the Company or any of its Affiliates at any time during the 12-month period immediately prior to such recruitment or solicitation, (II) solicit, divert or take away (A) any then-current customer of the Company that such Member had knowledge of during the Restricted Period or (B) any former (during the 12-month period immediately prior to such contact, solicitation or contract) customer of the Company that such Member had knowledge of during the Restricted Period, or (III) cause, induce or encourage any customer of the Company to terminate, reduce, diminish, restrict, limit, impair or modify in any way its relationship with the Company.
(b)    During the Restricted Period, no Member or any Member’s Affiliate, as applicable, shall knowingly and intentionally disrupt, damage, impair or interfere with the business of the Company or any of its Affiliates.
(c)    During the Restricted Period, each Member shall not, and shall cause each of such Member’s Affiliates not to, publish or communicate to any Person any Disparaging (as defined below) remarks, comments or statements concerning the Company or any of its Affiliates, any of their equity holders, or any of their respective present and former members, partners, directors, managers, officers, equity holders, investors, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that are intended, or would reasonably be expected, to impugn the character, honesty, integrity, reputation, morality or business acumen or abilities in connection with any aspect of the operation of business of the Person being disparaged.
(d)    To the extent that any Member or such Member’s Affiliates becomes aware of a business opportunity during the period in which such Member or such Member’s Affiliates are employed by the Company or one of such Member’s Affiliates or is an owner of Units that is of a character that is reasonably related to the business of the Company, or its Affiliates, then such Member shall promptly disclose such business opportunity to the Board, and such business opportunity shall be deemed to be property of the Company unless unanimously determined otherwise in writing by the Board.
(e)    Each Member, on its own behalf and on behalf of its Affiliates, acknowledges that a breach or threatened breach of Section 8.15 could give rise to irreparable harm to the Company and its Affiliates for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member or his, her or its Affiliates of any such obligations, the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
8.16    Approval Rights. Each Member hereby acknowledges and agrees that such Member is not entitled at any time to any dissenter’s rights, appraisal rights or similar rights under Section 18-210 of the Act or otherwise in relation to any Approved Sale or otherwise.
ARTICLE IX
EXCULPATION AND INDEMNIFICATION
9.1    Exculpation. No Member or Manager (in his or her capacity as such) shall be liable to the Company or any of its Affiliates, any other Manager, any officer of the Company or any other Member for any loss suffered by the Company or any Affiliate unless such loss is caused by such Member’s or Manager’s willful misconduct, knowing violation of law or breach of this Agreement. No Member or Manager (in his or her capacity as such) shall be liable to the Company or any of its Affiliates, any other Manager, any officer of the Company or any other Member for errors in judgment or for any acts or omissions that do not constitute willful misconduct, knowing violation of law or breach of this Agreement. Any Member or Manager may consult with the Company’s counsel and accountants in respect of Company affairs, and, provided such Member or Manager, as the case may be, acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Member or Manager, as the case may be, shall not be liable for any loss suffered by the Company in reliance thereon.
9.2    Right to Indemnification. Subject to the limitations and conditions as provided in this ARTICLE IX, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an officer, Manager or Member of the Company or any of its Affiliates or, while an officer, Manager or Member of the Company or any of its Affiliates, is or was serving at the request of the Company or any of its Affiliates as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding; provided that (a) such Person’s course of conduct was pursued in good faith and believed by him or her to be in the best interests of the Company or any of its Affiliates, (b) such course of conduct did not constitute willful misconduct or knowing violation of law or breach of this Agreement on the part of such Person, and (c) it does not involve a Proceeding or other dispute between the Company or any of its Affiliates and such Person. Indemnification under this ARTICLE IX shall continue with respect to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder. The rights granted pursuant to this ARTICLE IX shall be deemed contractual rights, and no amendment, modification or repeal of this ARTICLE IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.
9.3    Advance Payment. The right to indemnification conferred in this ARTICLE IX shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under ARTICLE IX and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this ARTICLE IX or otherwise; provided further that the right to advance payment provided to such Person hereunder does not extend to a Proceeding or other dispute between the Company or any of its Affiliates and such Person.
9.4    Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any Person, as determined by the Board, by reason of the fact that such Person was an employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it shall indemnify and advance expenses to Members, Managers and officers under this ARTICLE IX.
9.5    Appearance as a Witness. Notwithstanding any other provision of this ARTICLE IX, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Member, Manager, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company or any of its Affiliates at a time when he or she is not a named defendant or respondent in the Proceeding.
9.6    Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this ARTICLE IX shall not be exclusive of any other right that a Manager, officer or other Person indemnified pursuant to this ARTICLE IX may have or hereafter acquire under any law (common or statutory), any provision of the Certificate of Formation or this Agreement, any other separate contractual arrangement, any vote of Members or disinterested Managers, or otherwise.
9.7    Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the Company or any Subsidiary or is or was serving at the request of the Company or any of its Affiliates as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not the Company or any of its Affiliates would have the obligation to indemnify such Person against such expense, liability or loss under this ARTICLE IX.
9.8    Savings Clause. If this ARTICLE IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer or any other Person indemnified pursuant to this ARTICLE IX as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this ARTICLE IX that shall not have been invalidated and to the fullest extent permitted by applicable law.
9.9    No Exclusive Duty to Company; Conflicts of Interest.
(a)    Notwithstanding anything to the contrary herein, (i) each Manager, in his or her capacity as such, may at any time and from time to time (directly or indirectly) engage in and own interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company or its Affiliates or any Member the right to participate therein, and (ii) neither the Company nor its Affiliates nor any Member shall have any rights by virtue of this Agreement, or the organizational documents of the Company, in any such business interests or activities of any such Person.
(b)    Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect, limit or impair the rights and remedies of any Member or any Affiliates of a Member in such Person’s capacity as a lender (or as agent for the lenders), including but not limited to the Company or any of its Affiliates pursuant to any agreement under which the Company or any of its Affiliates has borrowed money, so long as any such Affiliate Transaction is approved by the Board in accordance with Section 6.11. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender (or agent), including making decisions whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Company or any of its Affiliates, (ii) the best interests of the Company or any of its Affiliates, or (iii) any duty it may have to any other direct or indirect equity holder of the Company or any of its Affiliates, except as may be required under the applicable loan documents or by applicable law. Members expressly acknowledge and agree that the involvement or participation of any Member or any Affiliates of a Member in any arrangements with the Company or any of its Affiliates in such Person’s capacity as a lender (or as agent for the lenders) to the Company or any of its Affiliates shall not constitute a conflict of interest or breach of duty by such Persons with respect to the Company, any of its Affiliates, or any of the Members or their Affiliates.
9.10    Survival. The provisions of this ARTICLE IX shall survive the dissolution, liquidation, winding up and termination of the Company.
ARTICLE X
TAXES
10.1    Tax Returns. The Board shall cause to be prepared and filed all necessary federal, state, local or foreign income tax returns for the Company, including (without limitation) making any elections the Board may deem appropriate. Each Member shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.
10.2    Tax Matters Partner.
(a)    Tax Representation. For purposes of Code section 6231(a)(7), Priore is hereby designated as the “tax matters partner” (the “Tax Matters Partner”) for tax years beginning before January 1, 2018. For tax years beginning after December 31, 2017, the Person serving as the Tax Matters Partner on December 31, 2017 (or the successor of such Person pursuant to Section 10.2(b)) shall be the designated “partnership representative” of the Company within the meaning of Code section 6223 (the “Tax Representative”). The Tax Representative shall have sole authority to act on behalf of the Company for purposes of subchapter C of chapter 63 of the Code and any comparable provisions of state or local income tax laws. For purposes of this Section 10.2, unless otherwise specified, all references to provisions of chapter 63 of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015, as amended.
(b)    Removal; Replacement. The Person serving as the Tax Matters Partner or Tax Representative, as applicable, shall be automatically removed as Tax Matters Partner or Tax Representative, as applicable, upon the death, dissolution and/or winding up, legal incompetency or bankruptcy of such Person, and the Person serving as the Tax Matters Partner or Tax Representative, as applicable, may be removed at any time by the Board. Upon such removal of the Tax Matters Partner or Tax Representative, as applicable, a successor to serve in such position shall be designated by the Board, and the removed Tax Matters Partner or Tax Representative, as applicable, shall not take any action for or on behalf of the Company without the prior written consent of the Board.
(c)     Indemnification by Company. The Company shall indemnify and hold harmless the Tax Matters Partner or Tax Representative, as applicable, in accordance with ARTICLE IX as a result of any act or decision concerning Company tax matters and within the scope of such Person’s responsibility as Tax Matters Partner or Tax Representative, as applicable. All amounts indemnified may be advanced as incurred in accordance with ARTICLE IX. The Tax Matters Partner or Tax Representative, as applicable, shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of such Person’s responsibilities and authority, and any act or omission of the Tax Matters Partner or Tax Representative, as applicable, pursuant to such advice in no event shall subject the Tax Matters Partner or Tax Representative, as applicable, to liability to the Company or any Member.
(d)    Elections/Decisions. The Board shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, or foreign tax purposes including without limitation any election, if permitted by applicable law: (i) to adjust the basis of property pursuant to Code sections 734(b), 743(b) and 754, or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iii) to make all decisions on behalf of the Company and the Members and to direct the activities of the Tax Matters Partner or Tax Representative, as applicable, before any Taxing Authority or court of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to direct the filing of any tax returns and to cause the execution of any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.
(e)    Electing Out. If the Company qualifies to elect pursuant to Code section 6221(b) (or successor provision) to have federal income tax audits and other proceedings undertaken by each Member rather than by the Company, the Company shall make such election. The Members and the Company acknowledge that the Company is currently eligible to elect out of subchapter C of chapter 63 of the Code. The Members and the Company agree not to take any action which would cause the Company to lose its eligibility to elect out of the application of subchapter C of chapter 63 of the Code, and each Member further agrees not to sell or otherwise Transfer any Units to any party or parties who would cause the Company to lose its eligibility to elect out of the application of subchapter C of chapter 63 of the Code, including, but not limited to, a Transfer to an entity classified as a partnership for federal income tax purposes. Any sale or Transfer in contravention of this Section 10.2(e) shall be void ab initio.
(f)    Push-Out Election. Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustment” (as defined in Code section 6241(2)) is determined with respect to the Company, the Tax Representative, upon the determination of the Board in its sole discretion, will cause the Company to elect pursuant to Code section 6226 to have any such adjustment passed through to the Members and former Members for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Code section 6225(d)(1)). In the event that the Tax Representative has not caused the Company to so elect pursuant to Code section 6226, then any “imputed underpayment” (as determined in accordance with Code section 6225) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members and former Members of the Company in such manner as may be necessary (as determined by the Board in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members and former Members based upon their interests in the Company for the reviewed year.
(g)    Member Compliance. Each Member and former Member agrees that, upon request of the Tax Representative, such Member shall (i) take such actions as may be necessary or desirable (as determined by the Board) to allow the Company to comply with the provisions of Code section 6226 so that any “partnership adjustments” are taken into account by the Members rather than the Company or (ii) file amended tax returns with respect to any “reviewed year” (within the meaning of Code section 6225(d)(1)) to reduce the amount of any “partnership adjustment” otherwise required to be taken into account by the Company.
(h)    Consistent Treatment. Each Member and former Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member or former Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code section 6226, as amended) shall be paid by such Member, and if paid by the Company will be recoverable from such Member.
(i)    Survival. The obligations of each Member or former Member under this Section 10.2 shall survive the Transfer by such Member of its Units and the termination of this Agreement or the dissolution of the Company.
10.3     Safe Harbor Election.
(a)    The Board is hereby authorized and directed to cause the Company to make an election to value Incentive Units that are received as compensation for services to the Company at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Board shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
(b)    Any such Safe Harbor Election shall be binding on the Company and on all of its Members (including, for purposes of this Section 10.3, any Person to whom an Incentive Unit is Transferred in connection with the performance of services) with respect to all Transfers of Units thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Board as permitted by the Proposed Rules or any applicable rule. Each Member, by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Units while the Safe Harbor Election remains effective. No Transfer of any Unit (or portion thereof) by a Member shall be effective unless, prior to such Transfer, the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 10.3, in form satisfactory to the Board.
(c)    The Board shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of any Units.
(d)    The Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively, provided, that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of any of the Members.
(e)    Each Member agrees to cooperate with the Board to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board.
(f)    Unless otherwise determined by the Board, immediately preceding the issuance of Incentive Units, the then prevailing Book Values of the Company’s assets shall be adjusted to equal their respective gross fair market value and any increase in the net equity value of the Company (Book Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as net Profits are credited (or any decrease in the net equity value of the Company shall be charged in the same manner as net Losses are charged).
(g)    For the avoidance of doubt, the parties hereto agree that the Incentive Units shall be subject to a Safe Harbor Election and any Incentive Units issued and outstanding as of the Effective Date shall be treated as having a liquidation value of $0 as of the Effective Date. The parties hereto further agree to report the Incentive Units as “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43. In furtherance of the foregoing, the allocation and distribution sections of this Agreement shall be interpreted in a manner consistent with, and shall be considered modified (to the extent necessary) to support, such treatment. Accordingly, for example, a holder of an Incentive Unit shall not be entitled to allocations of net Profit or liquidating distributions with respect to such Incentive Unit to the extent such net Profit is attributable to a period before such Incentive Unit was issued.
ARTICLE XI
COVENANTS OF THE COMPANY
11.1     Maintenance of Books. Each Member shall have the right, subject to such reasonable standards as may be established by the Board and subject to the other requirements and limitations set forth in Section 18-305 of the Act, to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to such Member’s interest as a member of the Company, the information and records set forth in Section 18-305 of the Act.
ARTICLE XII
TRANSFERS
12.1    Restrictions on Transfer of Units.
(a)    No Member shall Transfer any interest in such Member’s Units without the prior written consent of the Board, except Transfers (i) to Permitted Transferees, (ii) in connection with a Sale of the Company, or (iii) to the Company in connection with the exercise of any repurchase right or redemption pursuant to Section 3.7. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if the Board determines that any Transfer of Units would have an adverse effect on the Company by causing the Company to become subject to the reporting requirements of the Exchange Act or to be treated as a publicly traded partnership within the meaning of Code Section 7704 and Treasury Regulations Section 1.7704-1, the Board may prohibit any such Transfer.
(b)    Any Transfer by any Member of any Units or other interest in the Company in violation of this Agreement (including, without limitation, any Transfer in violation of this Section 12.1, or the failure of the Transferee to execute a Joinder, or a Transfer that occurs because a Person’s spouse refuses to agree to and execute a written consent attached hereto as Schedule C), or that would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffective and shall not bind or be recognized by the Company or any other party, and no such purported assignee shall have any right to vote on any matter or any right to any Profits, Losses or Distributions. No Member shall pledge or otherwise encumber all or any portion of his, her or its Units or the right to receive Distributions or Tax Distributions in the Company without the prior written consent of the Board, which consent may be given or withheld in its sole and absolute discretion.
(c)    No Member shall avoid the restrictions on Transfer set forth in this Agreement or the repurchase or redemption provisions set forth in Section 3.7 by (i) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Member’s interest in any such Permitted Transferee or (ii) making direct or indirect Transfers of the equity interests of such Member.
12.2    Sale of the Company.
(a)    Subject to the terms of this Section 12.2, if the Common Members holding a majority of the Common Units (such majority referred to herein as the “Requisite Members”) and the Board approve a Sale of the Company (the “Approved Sale”), invoke the provisions of this Section 12.2 by written notice to the Members, then the Members shall vote for (to the extent permitted to vote thereon), consent to and raise no objections against such Approved Sale or the process by which such transaction was arranged. If the Approved Sale is structured as a (i) merger or consolidation, each Member hereby waives any dissenters’ rights, appraisal rights or similar rights, if applicable, in connection with such merger or consolidation or (ii) sale of Units or other equity securities or interests, each Member shall sell and surrender all or any applicable portion of such Member’s Units or other equity securities or interests and rights to acquire Units or other equity securities or interests on the terms and conditions approved by the Requisite Members and the Board. The Members shall take all necessary or desirable actions in connection with the consummation of the Approved Sale, including, without limitation: (A) executing a termination of all or any portion of this Agreement; (B) executing a sale contract provided each Member will in any event only be obligated to (1) severally (but not jointly), on a pro rata basis (based on the total consideration received by such Member in connection with such Approved Sale), give the same indemnities as the Requisite Members for representations and warranties regarding the Company and its assets, liabilities and business and for covenants of the Company (collectively, the “Company Indemnities”), and (2) solely on behalf of such Member make such representations and warranties and give such indemnities solely concerning such Member and the Units or other equity securities or interests (if any) to be sold by such Member as may be also applicable to all other Members and the Units to be sold by such other parties set forth in any agreement approved by the Requisite Members; (C) subject to the foregoing clause (B), executing such joinders, indemnification support (on a several, but not joint basis), contribution or guarantee agreements, instruments of transfer and other documents or instruments as may be necessary to consummate such transaction applicable to all other Members and as requested by the Requisite Members; (D) subject to the foregoing clause (B), entering into non-competition and non-solicitation covenants; and (E) entering into holdback and escrow obligations on a pro rata basis with respect to such transaction. To the extent that a Member fails to comply with any of the provisions of this Section 12.2(a) (a “Breaching Member”), the Company or its successor shall be entitled to withhold, in a designated escrow account, the proceeds to which such Breaching Member is entitled in connection with such Approved Sale transaction until the date on which such Breaching Member shall have complied in full with the provisions of this Section 12.2(a). Notwithstanding anything to the contrary contained herein, no Member shall be required to agree to be liable for any amounts payable in connection with such Approved Sale transaction in an amount in the aggregate greater than the total consideration received by such Member in connection with such Approved Sale.
(b)    Allocation of Expenses Arising from Approved Sale. Each Member shall bear such Member’s pro rata share (based upon the aggregate consideration received by each Member in such Approved Sale) of the expenses incurred in connection with an Approved Sale to the extent such expenses are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 12.2(b), expenses incurred by the Company in exercising reasonable efforts to take all necessary actions in connection with the consummation of the Approved Sale shall be deemed to be for the benefit of all Members. Expenses incurred by any Member on such Member’s own behalf shall not be considered expenses of the transaction and shall be the responsibility of such Member.
(c)    Consideration. The obligations of each Member under this Section 12.2 with respect to an Approved Sale are subject to the satisfaction of the following condition: upon the consummation of such Approved Sale, such Member shall receive the same form of consideration and the same portion of the aggregate consideration that such Members would have received if such transaction had been structured as a liquidation of the Company and a Distribution to the Members in accordance with Section 5.1.
12.3    First Refusal Rights.
(a)    Prior to any Transfer permitted by Section 12.1, at least 30 days prior to any Transfer of Units, the Member desiring to make such Transfer (the “Transferring Member”) shall deliver a written notice (the “Offer Notice”) to the Common Members and the Company specifying in reasonable detail the identity of the prospective bona fide Transferee(s), the number and class of Units to be Transferred and the price and other terms and conditions of the proposed Transfer, as well as evidence (acceptable to the Board in its sole discretion) that the proposed bona fide Transferee is financially capable of purchasing the Units. If the proposed bona fide Transferee is determined by the Board to not be financially capable of purchasing the Units to be Transferred, the bona fide Transferring Member shall not be allowed to Transfer said Units.
(b)    Each Common Member may elect to purchase up to its ROFR Share of the Units at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the Transferring Member within 25 days after delivery of the Offer Notice (the “Acceptance Date”). If any Common Member elects not to purchase its ROFR Share of the Units, then the remaining Transferees among such Members who elected to purchase Units shall have the right to purchase such Units on a pro rata basis. For the purposes of this Section 12.3, the “ROFR Share” of a Common Member shall equal the product of (i) the aggregate number of Units to be sold to and purchased by the bona fide Transferee, multiplied by (ii) a fraction, the numerator of which shall be the number of Common Units held by such Member, and the denominator of which shall be the total number of Common Units then issued and outstanding.
(c)    If the Common Members have elected to purchase any Units from the Transferring Member, such purchase shall be consummated as soon as practicable after the delivery of the election notice to the Transferring Member, but in any event within 30 days after the Acceptance Date.
(d)    If the Common Members do not elect, in the aggregate, to purchase all of the Units from the Transferring Member, the Transferring Member shall have the right, within the 30 days following the Acceptance Date, to Transfer the Units not so purchased to the bona fide Transferee(s) specified in the Offer Notice at a price not less than the price per Unit specified in the Offer Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice. Any Units not so Transferred within such 30-day period shall be reoffered to the Members that own Common Units pursuant to this Section 12.3 prior to any subsequent Transfer.
12.4    Effect of Assignment.
(a)    Any Member who shall Transfer any Units in the Company (any such Member, an “Assignor”) shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units, including the power and right to vote (in proportion to the extent of the Units assigned) on any matter submitted to the Members, and, for voting purposes, such Units shall not be counted as outstanding (in proportion to the extent of the Units Transferred) unless and until the Transferee is admitted as a Member in accordance with Section 12.6.
(b)    Subject to the terms of this Section 12.4, any Person who acquires in any manner whatsoever any Units in the Company (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but none of the rights or benefits) of this Agreement that any Transferring Member or other transferor of such Units in the Company to such Person was subject to or by which such Transferring Member or other transferor was bound.
(c)    A Transfer by a Member shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member. If an Assignee is not admitted as a Member pursuant to Section 12.6, such Assignee shall be entitled only to the Economic Interest with respect to the Units held thereby and shall have no other rights with respect to the interest Transferred. If an Assignee becomes a Member in accordance with Section 12.6, the voting (if any) and other rights associated with the Units held by the Assignee shall be restored and thereafter be held by such newly admitted Member, along with all other rights attendant to the Units Transferred.
12.5    Deliveries for Transfer.
(a)    In connection with the Transfer of any Units, the Member holding such Units shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer. In addition, in the case of any Certificated Units, if the Member holding such Units delivers to the Company an opinion of counsel reasonably acceptable to the Company that such Transfer and any subsequent Transfer of such Units will not require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates or instruments, as the case may be, for such Units that do not bear the restrictive legend relating to the Securities Act as set forth below. If the Company is not required to deliver new certificates or instruments, as the case may be, for such Units not bearing such legend, the Member holding such Units shall not Transfer the same until the prospective Transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 12.5.
(b)    Notwithstanding any other provisions of this ARTICLE XII, no Transfer of Units may be made unless, in the opinion of counsel (who may but need not be counsel for the Company), satisfactory in form and substance to the Board (which opinion may be waived, in whole or in part, at the reasonable discretion of the Board), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the Units to be transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.
(c)    In addition to the foregoing, a Transfer shall be valid hereunder only if: (i) the Transferring Member and the Assignee each execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Board (including, without limitation, a Joinder) to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement; and (ii) the Transferring Member and the Assignee provide to the Board the Assignee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal, state and local tax returns and other legally required information statements or returns.
12.6    Admission of Assignee as Member. Subject to the other provisions of this ARTICLE XII, an Assignee may be admitted to the Company as a Member only if: (x) the Board gives prior written consent regarding the admission (which consent may be given or withheld at the Board’s sole discretion), provided that the Board shall automatically be deemed to have consented to the admission of any Permitted Transferee; and (y) the Assignee becomes a party to this Agreement as a Member by executing a Joinder and executing such other documents and instruments as the Board may reasonably request as necessary or appropriate to confirm such Assignee as a Member in the Company and such Assignee’s agreement to be bound by the terms and conditions of this Agreement. Upon admission as a Member, the Assignee shall, to the extent assigned, have the rights and powers, and be subject to the restrictions and liabilities, of a Member under the Act and this Agreement and shall further be liable for any obligations of the Transferring Member to make future Capital Contributions (if any). Upon the admission of an Assignee as a Member, the Board or an authorized officer of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect the change in status of such Assignee to a Member.
12.7    Effect of Admission of Member on Assignor and Company. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Board, the Assignor shall not be released from any obligations to the Company existing as of the date of the Transfer (other than obligations of the Assignor to make future Capital Contributions, if any), including without limitation those obligations set forth in Sections 5.1, 8.14, 8.15, and 14.11.
12.8    Distributions and Allocations Regarding Transferred Units. Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this ARTICLE XII, Profits, Losses and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the Assignor and the Assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Board. All Distributions on or before the date of such Transfer shall be made to the Assignor, and all Distributions thereafter shall be made to the Assignee, provided that the Company has received notice of such Transfer prior to the date of any such Distribution. Solely for purposes of making such allocations and Distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least 10 Business Days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the Board may reasonably require within 30 days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all Distributions shall be made, to the Member that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor the Board shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section 12.9, whether or not the Company or the Board has knowledge of any Transfer of any interest.
12.9    Legend. If certificates representing the Units or other interests in the Company are issued (“Certificated Units”), such certificates will bear the following legend:
“THE UNITS OR OTHER INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER, AS IT MAY BE AMENDED AND RESTATED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
12.10    Transfer Fees and Expenses. The Assignee and Assignor of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.
12.11    Taxes Arising from Sale of Units. Any Member that Transfers some or all of its Units shall report any gain arising from such sale as required by applicable law, and such Member shall pay any taxes payable as a result of such sale. Any Member that Transfers some or all of its Units shall indemnify the Company for any expenses or damages that the Company incurs as a result of a breach of such Member’s obligations pursuant to this Section 12.11. The Company may collect from the Transferring Member amounts payable by the Transferring Member pursuant to this Section 12.11 by retaining for the Company’s benefit any amounts otherwise payable to the Transferring Member with respect to any Units in the Company then owned by the Transferring Member (other than any Tax Distributions), and the Company may pursue any other remedy at law or in equity to collect amounts payable to the Company pursuant to this Section 12.11. The obligations of the Transferring Member pursuant to this Section 12.11 shall continue after a Transferring Member has transferred some or all of its Units in the Company.
12.12    Transfers in Violation of Permits and Licenses. Notwithstanding any provisions of this Agreement to the contrary, in no event shall a Transfer occur to a Person that would cause the Company or its Affiliates to violate any law or any permits or licenses held by the Company or its Affiliates.
ARTICLE XIII
DISSOLUTION, LIQUIDATION AND TERMINATION
13.1    Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:
(a)    the vote or written consent of the Members holding a majority of the outstanding Common Units, voting together as a single class; or
(b)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of any Member shall not cause the dissolution of the Company and thereafter the Company shall continue its existence.
13.2    Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 13.1 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 13.3 and the Certificate shall have been cancelled as provided in Section 13.4.
13.1    Liquidation and Termination. If the Company is dissolved pursuant to Section 13.1, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:
(a)    Liquidator. The Board or its designee shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.
(b)    Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(c)    Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and make Distributions of the proceeds of such liquidation in the manner set forth in Section 5.1(a)(ii), unless otherwise required by mandatory provisions of applicable law.
(d)    Discretion of Liquidator. Notwithstanding the provisions of Section 13.3(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 13.3(c), if, upon dissolution of the Company, the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Common Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be distributed will be valued at its Fair Market Value.
13.2    Cancellation of Certificate. On completion of the liquidating distribution of Company assets as provided in Section 13.3(c), the Company shall be deemed to have terminated and the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, as required by law, cancel any other filings made with the State of Delaware and take such other actions as may be necessary to terminate the Company.
13.3    Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any losses that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to ARTICLE IX.
ARTICLE XIV
GENERAL PROVISIONS
14.1    Offset. Whenever the Company is to make any Distribution to any Member (other than a Tax Distribution), any amounts that such Member owes to the Company or any of its Affiliates may be deducted from that Distribution before payment.
14.2    Power of Attorney. Each Member hereby constitutes and appoints the Board and the Liquidator, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof that the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) subject to Section 14.6, all instruments that the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Board and/or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Member as set forth under and pursuant to this Agreement. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.
14.3    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by reputable overnight courier, or by e-mail transmission; and a notice, request, or consent given under this Agreement is effective upon receipt by the Person to whom it was sent. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule A, or such other address as that Member may specify by notice to the other Members and the Company. Any notice, request or consent to the Company or the Board must be given to the Company or the Board at the following address:
PRIORITY HOSPITALITY TECHNOLOGY, LLC
c/o Priority Integrated Partner Holdings, LLC
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attn: Thomas C. Priore, Chairman of the Board
Email: tpriore@pps.io

With a copy (which shall not constitute notice) to:

PRIORITY HOSPITALITY TECHNOLOGY, LLC
c/o Priority Integrated Partner Holdings, LLC
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attn: General Counsel
Email: chris@pps.io

Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
14.4    Entire Agreement. This Agreement, each Member’s respective subscription(s) and Award Agreement(s), if any (and including those certain asset contribution agreements entered into by the Prior Owners and the other parties thereto in conjunction with this Agreement), constitute the entire agreement of the Members and the Company relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.
14.5    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
14.6    Amendment, Modification or Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified or waived from time to time only by a written instrument adopted by the Board and executed and agreed to by the Members holding a majority of the Common Units; provided, however, that the Board may amend and modify the provisions of this Agreement and Schedule A from time to time to the extent necessary to reflect (a) the issuance of new Units or other interests in the Company, (b) the admission of new Members and substituted Members or (c) the cancellation or repurchase of Units in compliance with the terms of this Agreement. Notwithstanding anything to the contrary herein, any amendment, modification or waiver that adversely and disproportionately affects the rights of the holders of Preferred Units or PI Units, as applicable, expressly granted in this Agreement as a class of Units shall require the vote or consent of the Preferred Members holding a majority of the Preferred Units or the PI Members holding a majority of the PI Units, as applicable, to be effective.
14.7    Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
14.8    Governing Law; Severability. The internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, shall govern all issues and questions concerning the relative rights of the Company and its Members. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall also be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.
14.9    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall promptly execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.
14.10    Waiver of Certain Rights. Each Member irrevocably waives any right such Member may have to (a) demand any Distributions or withdrawal of property from the Company (whether upon resignation, withdrawal or otherwise) or (b) maintain any action for dissolution of the Company or for partition of the property of the Company (including under Section 18-604 of the Act), except upon dissolution of the Company pursuant to ARTICLE XIII hereof. In addition, the assets and liabilities of the Company shall not be separated or segmented pursuant to the provisions of Section 18-215 of the Act.
14.11    Indemnification and Reimbursement for Certain Payments. If the Company is obligated under applicable law to withhold, deduct and/or pay any amount to a governmental agency because of the status of a Member as a Member of the Company or for federal or state withholding taxes on payments made to a Member or income allocated to a Member, including but not limited to personal property replacement taxes and personal property taxes (notwithstanding anything to the contrary contained herein), then such Member (the “Indemnifying Person”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). A Member’s obligations to comply with the requirements of this Section 14.11 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 14.11, the Company shall be treated as continuing in existence. The amount to be indemnified shall, at the option of the Board, either: (a) promptly upon notification of an obligation to indemnify the Company, be made by the Indemnifying Person via a cash payment to the Company equal to the full amount to be indemnified (which shall not be treated as a Capital Contribution), or (b) be effected via the Company, at its option, reducing Distributions or other payments that would otherwise be made to the Indemnifying Person, until the Company has recovered the amount to be indemnified (and the amount withheld shall not be treated as a Capital Contribution).
14.12    Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that he, she or it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on transfer set forth in ARTICLE XII) and (b) all of the provisions of the Certificate.
14.13    Fair Market Value. The “Fair Market Value” of any assets or Units to be valued under this Agreement shall be determined in accordance with this Section 14.13. The Fair Market Value of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents. The Fair Market Value of Units or any assets other than cash, cash equivalents, or publicly traded securities shall be the fair value of such assets, as mutually agreed by the Board and the Member whose Units are subject to purchase or transfer (or, if pursuant to Section 13.2, the liquidators), which determination shall not take into account minority interest or illiquidity. In the event the parties are unable to mutually agree on such value, the determination of the Fair Market Value of Units shall be determined by an appraiser or other expert of recognized standing reasonably acceptable (such acceptance not to be unreasonably withheld, conditioned or delayed) to the Board and the transferring Member (which determination shall not take into account minority interest or illiquidity), and the costs of such determination shall be divided equally between the transferring Member and the Company. The Fair Market Value of any asset constituting publicly traded securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive Business Days prior to that date, of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization.
14.14    WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE MEMBERS WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANY AND THE MEMBERS DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY AND EACH MEMBER TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14.15    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates.
14.16    Spousal Consent. Each Person that becomes a Member and who is an individual and who is married shall cause his or her spouse to execute and deliver to the Company a consent of spouse in substantially the form of Schedule C hereto (a “Spousal Consent”). If any Member should marry following the date of this Agreement, such Member shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within 30 days thereof.
14.17    Certain Matters Regarding Credit and Guaranty Agreements. Notwithstanding anything herein to the contrary, in no event shall the Company have any obligation to make any distribution, redeem, purchase or repurchase any Units if such distribution, redemption, purchase or repurchase would violate or constitute a default, event of default or other event of similar import under (a) the Credit and Guaranty Agreement, dated as of January 3, 2017 (as amended, extended, renewed, restated, amended and restated, supplemented, restructured, refinanced or otherwise modified from time to time), among Priority Payment Systems Holdings LLC, Pipeline Cynergy Holdings, LLC and Priority Institutional Partner Services LLC, the other Credit Parties (as defined therein) party thereto from time to time, the lenders party thereto from time to time, and SunTrust Bank, as Administrative Agent, as Collateral Agent, an Issuing Bank and the Swing Line Lender, or (b) the Credit and Guaranty Agreement, dated as of January 3, 2017 (as amended, extended, renewed, restated, amended and restated, supplemented, restructured, refinanced or otherwise modified from time to time), among Priority Holdings, LLC, the other Credit Parties (as defined therein) party thereto from time to time, the lenders party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P., as Administrative Agent.
14.18    Title to Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company, the Board or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.
14.19    Parties in Interest. Except as expressly provided in the Act or this Agreement, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto, the Managers and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.
14.20    Adjustment of Numbers. Subject to Section 14.6, all numbers set forth herein that refer to Unit prices or amounts shall be appropriately adjusted by the Board in good faith to reflect Unit splits, Unit dividends, combinations of Units and other recapitalizations affecting the subject class of equity.
14.21    Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of this Agreement for all purposes. Signatures of the parties transmitted by electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

MEMBERS:

Priority Integrated Partner Holdings, LLC

Signature: /s/ Michael Vollkommer
Name:    Michael Vollkommer
Title: Chief Financial Officer

/s/ Thomas C. Priore
Thomas C. Priore

Stein Ltd.

/s/ Jeffrey Michael Stein
Jeffrey Michael Stein, its President

COMPANY:

Priority Hospitality Technology, LLC

By: /s/ Michael Vollkommer
Name: Michael Vollkommer
Title: Chief Financial Officer

Annex I
Certain Definitions
As used in this Agreement, the following terms have the following meanings:
“Acceptance Date” has the meaning set forth in Section 12.3(b).
“Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and including any successor statute to the Act.
“Additional Capital Contribution” has the meaning set forth in Section 3.4(b).
“Additional Common Unit” has the meaning set forth in Section 3.4(b).
“Additional Common Unit Yield” means, with respect to any Additional Common Unit, the cumulative amount accruing at the rate of 6% per annum, compounded on each anniversary of the date on which such Additional Common Unit was issued to the applicable Member, on the Unreturned Capital of such Additional Common Unit. In calculating the amount of any Distribution to be made during a period, an Additional Common Unit’s Additional Common Unit Yield for the portion of such period elapsing before such Distribution is made shall be included as part of such Additional Common Unit’s Additional Common Unit Yield.
“Additional Officers” has the meaning set forth in Section 7.4.
“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transaction” means all transactions between the Company or any Subsidiary, and any Member, Manager or their respective Affiliates, and any material amendment or modification thereto.
“Aggregate” means, for purposes of making allocations of Profits and Losses (and items of income, gain, expense, deduction, or loss allocated hereunder that are not included in the computation of Profits or Losses) and Distributions as of a particular time, the total of all applicable Capital Contributions (which shall include the Invested Capital with respect to the Preferred Units), allocations or Distributions, as the case may be, made at or before that time.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Approved Sale” has the meaning set forth in Section 12.2(a).
“Assignee” has the meaning set forth in Section 12.4(b).
“Assignor” has the meaning set forth in Section 12.4(a).
“Award Agreement” has the meaning set forth in Section 3.4(a)(iii).
“Bankruptcy Event” has the meaning set forth in Section 3.7(a)(ii).
“Board” means the Board of the Company, composed of the individual(s) designated pursuant to Section 6.2.
“Book Value” means, with respect to any Company property (including, without limitation, any property or asset that is treated as property of the Company for federal income tax purposes), the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted (to the extent the Board chooses to make such permitted adjustments) by Treasury Regulations Section 1.704-l(b)(2)(iv)(d)-(g); provided that the initial Book Value of any asset contributed to the Company shall be equal to its Fair Market Value; provided, further, that the Book Value of assets contributed to the Company as part of a Member’s initial Capital Contribution shall be reflected in the opening Capital Accounts as set forth in the books and records of the Company.
“Breach” has the meaning set forth in Section 3.7(a)(i).
“Breaching Member” has the meaning set forth in Section 12.2(a).
“Business Day” means any day other than Saturday, Sunday or a United States federal holiday on which federally chartered banking and financial institutions are not open for the transaction of business.
“Capital Account” has the meaning set forth in Section 4.1.
“Capital Contribution” means a contribution made (or deemed made under Treasury Regulations Section 1.704-1 (b)(2)(iv)(d)) by a holder to the capital of the Company, whether in cash, in other property or otherwise, pursuant to ARTICLE III, as shown opposite such Member’s name on Schedule A, as the same may be amended from time to time in accordance with ARTICLE III. The amount of any Capital Contribution shall be the amount of cash and the Fair Market Value of any other property so contributed, in each case net of any liabilities assumed by the Company from such holder in connection with such contribution and net of any liabilities to which assets contributed by such holder in respect thereof are subject.
“Cash Receipts” means all cash received by the Company, excluding Capital Contributions, loan proceeds, prepayment of rent, security deposits, insurance proceeds (other than proceeds from business interruption insurance), condemnation awards, Net Cash from Capital Events, and any other funds not generated from current business operations of the Company.
“Certificate” has the meaning set forth in Section 2.1.
“Certificated Units” has the meaning set forth in Section 12.9.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.
“Common Member” means a Member holding Common Units.
“Common Unit” means a unit of membership interest in the Company, including any Additional Common Unit, owned by a Member, including all preferences, rights, liabilities and obligations with respect to such interest as are set forth in this Agreement or the Act.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Entity” means any of the Company or any Affiliate of the Company that holds substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or any successor thereto.
“Company Indemnities” has the meaning set forth in Section 12.2(a).
“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Confidential Information” has the meaning set forth in Section 8.14.
“Cumulus” has the meaning set forth in the recitals.
“Deferral Condition” has the meaning set forth in Section 3.7(b)(ii).
“Departing Incentive Unit Holder” has the meaning set forth in Section 3.7(a)(iv).
“Departing Incentive Unit Holder Purchase Option” has the meaning set forth in Section 3.7(a)(iv).
“Departing Incentive Unit Holder Repurchase Notice” has the meaning set forth in Section 3.7(b)(i)(2).
“Disparaging” has the meaning set forth in Section 8.15(c)
“Distribution” means each distribution made by the Company to a Member, whether in cash or property of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units for any reason (after which such Unit shall cease to be outstanding); (b) any recapitalization or exchange of any Units (including, without limitation, pursuant to Section 3.7(d) hereof); (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (d) any reasonable fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant or other provider of services to the Company. For purposes of this Agreement, the amount of a Distribution of property or securities shall equal the Fair Market Value of such property or securities.
“Distribution Threshold” has the meaning set forth in Section 3.4(a)(iii).
“Divorce” has the meaning set forth in Section 3.7(a)(iii).
“Divorce Purchase Option” has the meaning set forth in Section 3.7(a)(iii).
“Economic Interest” means a Member’s share of the Company’s net Profits, net Losses and interest in Distributions pursuant to this Agreement, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.
“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Eligible Incentive Members” means any employees, officers, managers, directors, consultants or independent contractors of the Company or any Subsidiary.
“eTab” has the meaning set forth in the recitals.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” has the meaning set forth in Section 14.13.
“Family or Estate-Planning Transfer” means a Transfer of any Units by any Eligible Incentive Member (a) to a trust under which the distribution of such Units may be made only to such Eligible Incentive Member and/or family members of such Eligible Incentive Member, (b) to a charitable remainder trust, the income from which will be paid to such Eligible Incentive Member during his or her life, or (c) by will or by the laws of intestate succession, to such Eligible Incentive Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided that, in the case of the foregoing clauses (a) and (b), such Eligible Incentive Member has sole control of the referenced entity.
“Financing Agreement” has the meaning set forth in Section 3.7(b)(ii).
“Fiscal Year” of the Company means the Company’s annual accounting period ending on December 31 of each year or such other date as may be required by the Code or determined by the Board.
“General Repurchase Notice” has the meaning set forth in Section 3.7(b)(i)(1).
“Incentive Unit Holder” has the meaning set forth in Section 3.7(a)(i).
“Incentive Units” has the meaning set forth in Section 3.4(a)(iii).
“Indemnifying Person” has the meaning set forth in Section 14.11.
“Independent Third Party” means any Person who, immediately prior to a contemplated transaction, does not own in excess of 5% of the Company’s Units on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any 5% Owner and who is not the spouse, parent or descendant (by birth or adoption) of any 5% Owner or a trust for the benefit of any 5% Owner and/or such other Persons.
“Insolvency Purchase Option” has the meaning set forth in Section 3.7(a)(ii).
“Invested Capital” has the meaning set forth in Section 3.4(c)
“Joinder” means a joinder agreement to this Agreement in substantially the same form and substance as the joinder agreement set forth as Schedule B attached hereto or such other form of joinder as may be approved by the Board from time to time.
“Liquidator” has the meaning set for in Section 13.3.
“Losses” for any period means all items of Company loss, deduction and expense for such period determined in accordance with Section 4.2.
“Manager” has the meaning set forth in Section 6.1.
“Maximum Tax Rate” means the maximum marginal federal, state and local income tax rate (taking into account the character of income) as determined by the Board in its sole discretion.
“Member” means each member of the Company and each other Person who is hereafter admitted as a member of the Company in accordance with the terms of this Agreement and the Act. As of the date of this Agreement, the Members are set forth on Schedule A. Each Member shall continue to be a Member until such Person ceases to own any Units.
“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i).
“Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i).
“Net Cash from Capital Events” means, with respect to any period, an amount equal to the cash proceeds or distributions received by the Company from sales, refinancings or recapitalizations with respect to assets of the Company for such period, reduced by the portion thereof used to, in the discretion of the Board, (i) pay principal or interest on any Indebtedness of the Company, (ii) establish Reserves, and (iii) pay all expenses of the Company. Net Cash from Capital Events shall not be reduced by depreciation, amortization, cost recovery deductions or other non-cash allowances and expenses.
“Net Cash from Operations” means, all Cash Receipts of the Company, plus any amounts received from Reserves, reduced by the portion thereof used to, in the discretion of the Board, (i) pay principal or interest on any Indebtedness of the Company, (ii) establish Reserves, and (iii) pay all expenses of the Company. Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions or other non-cash allowances and expenses.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
“Offer Notice” has the meaning set forth in Section 12.3(a).
“Officer” has the meaning set forth in Section 7.2.
“Original Agreement” has the meaning set forth in the recitals.
“Permanent Disability” means an individual’s inability due to mental or physical illness or accident to perform, with or without reasonable accommodation in accordance with federal law, substantially all of the essential duties customarily performed by such individual for the Company or any Subsidiary on a full-time basis for more than 60 consecutive days during any period of 365 days or 90 days in the aggregate during any period of 365 days. The determination of whether and when a Permanent Disability has occurred shall be made by a medical professional selected by the Board with reasonable input by such individual.
“Permitted Transferee” means any Transferee of Units received pursuant to a Family or Estate-Planning Transfer, provided that such Transferee expressly agrees in writing in a form reasonably acceptable to the Board to remain subject to the repurchase and redemption provisions set forth in Section 3.7, an entity or trust solely for estate planning purposes or any other Transferee that is permitted by the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“PIPH” has the meaning set forth in the recitals.
“PI Member” means a Member holding PI Units.
“PI Unit” means a non-voting (except as otherwise expressly provided in this Agreement) unit of membership interest in the Company owned by an Eligible Incentive Member, including all preferences, rights, liabilities and obligations with respect to such interest as are set forth in this Agreement or the Act. Any PI Units issued by the Company to one or more Eligible Incentive Member(s) shall be considered “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43.
“Preferred Member” means a Member holding Preferred Units.
“Preferred Unit” means a redeemable, non-voting (except as otherwise expressly provided in this Agreement) unit of membership interest in the Company owned by a Preferred Member, including all preferences, rights, liabilities and obligations with respect to such interest as are set forth in this Agreement or the Act.
“Preferred Yield” means, with respect to the Preferred Units, the cumulative amount accruing at the rate of 6% per annum, compounded on each anniversary of the date on which such Preferred Units were issued to the Preferred Member, on the Unreturned Capital of such Preferred Unit. In calculating the amount of any Distribution to be made during a period, a Preferred Unit’s Preferred Yield for the portion of such period elapsing before such Distribution is made shall be included as part of such Preferred Unit’s Preferred Yield.
“Priore” has the meaning set forth in the recitals.
“Prior Owner” or “Prior Owners” has the meaning set forth in the recitals.
“Proceeding” has the meaning set forth in Section 9.2.
“Profits” for any period means all items of Company income and gain for such period determined in accordance with Section 4.2.
“Proposed Rules” has the meaning set forth in Section 10.3(a).
“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s or any other Company Entity’s equity securities, or the equity securities of any successor corporation of any of the foregoing.
“Regulatory Allocations” has the meaning set forth in Section 5.4(f).
“Repurchase Interest Rate” has the meaning set forth in Section 3.7(b)(ii).
“Repurchase Option” has the meaning set forth in Section 3.7(a)(iii).
“Repurchase Option Closing” has the meaning set forth in Section 3.7(b)(ii).
“Repurchase Price” has the meaning set forth in Section 3.7(c).
“Repurchase Triggering Event” has the meaning set forth in Section 3.7(a)(iii).
“Requisite Members” has the meaning set forth in Section 12.2(a).
“Reserve Amount” has the meaning set forth in Section 5.1(d).
“Reserves” means reasonable reserves established by the Company, in the exercise of reasonable business judgment by the Board, for all expenses, debt payments, capital improvements, replacements and contingencies, including, but not limited to, loss and liquidity reserves, of the Company.
“Restricted Period” has the meaning set forth in Section 8.15(a).
“ROFR Share” has the meaning set forth in Section 12.3(b).
“Safe Harbor Election” has the meaning set forth in Section 10.3(a).
“Sale of the Company” means the sale of the Company (or any Company Entity) to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire, whether in a single transaction or a series of related transactions, (i) equity securities of the Company (or any Company Entity) possessing the voting power to elect a majority of the Board (or the board of directors of such Company Entity, as applicable) (whether by merger, reorganization, combination, consolidation or sale or transfer of the Company’s or any applicable Company Entity’s equity securities) or (ii) all or substantially all of the Company’s and, if any, its Subsidiaries (or any Company Entity’s) assets, determined on a consolidated basis, whether by sale, transfer, lease or otherwise; provided that the term “Sale of the Company” shall not include a Public Offering.
“Securities Act” has the meaning set forth in Section 12.9.
“Separation” has the meaning set forth in Section 3.7(a)(i).
“Separation/Breach/Termination Purchase Option” has the meaning set forth in Section 3.7(a)(i).
“Spousal Consent” has the meaning set forth in Section 14.16.
“State Acts” has the meaning set forth in Section 12.9.
“Stein” has the meaning set forth in the recitals.
“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors, managers or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.
“Tax Distribution” has the meaning set forth in Section 5.2.
“Taxing Authority” means any federal, state, local or foreign taxing authority.
“Tax Matters Partner” has the meaning set forth in Section 10.2(a).
“Tax Representative” has the meaning set forth in Section 10.2(a).
“Termination” has the meaning set forth in Section 3.7(a)(i).
“Transactions” has the meaning set forth in the recitals.
“Transfer” means any sale, transfer, assignment, pledge of Units or right to Distributions or Tax Distributions, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof. For purposes of the preceding sentence, an indirect disposition of an interest includes any sale, transfer, assignment, pledge, exchange or any other arrangement on account of which a Person is treated for income tax purposes as a “nominee” within the meaning of the temporary Treasury Regulations under Section 6031 of the Code. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.
“Transferring Member” has the meaning set forth in Section 12.3(a).
“Treasury Regulations” means the United States income tax regulations promulgated under the Code and effective as of the Effective Date. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).
“Unit” means a unit of membership interest in the Company, including the Common Units, Preferred Units and the Incentive Units, and any and all Incentive Units.
“Unreturned Capital” means (a) with respect to any Preferred Unit an amount, as of any date of determination, equal to the excess, if any, of (i) the Capital Contribution (which shall include the Invested Capital with respect to such Preferred Unit), over (ii) all Distributions made by the Company with respect to such Capital Contribution under Section 5.1(a)(i)(C)–(D) and Section 5.2(a)(ii)(E)–(F); and (b) with respect to any Additional Common Unit, an amount, as of any date of determination, equal to the excess, if any, of (i) the Additional Capital Contribution over (ii) all Distributions made by the Company under Section 5.1(a)(i)(A)–(B) and Section 5.1(a)(ii)(C)–(D).
“Unvested” means, with respect to any outstanding Incentive Units, that such Incentive Units are subject to further vesting provisions under an Award Agreement or otherwise.
“Vested” means, with respect to any outstanding Incentive Units, that such Incentive Units are not subject to further vesting provisions under any Award Agreement or otherwise.

Dated as of the Effective Date

SCHEDULE A

Members

Members	Units
Priority Integrated Partner Holdings, LLC 2001 Westside Parkway, Suite 155 Alpharetta, Georgia 30004 Attn: Thomas C. Priore Email: tpriore@pps.io	95,000 Common Units
Thomas C. Priore _________________________________ _________________________________ Email: tpriore@pps.io	833 and 1/3 Preferred Units
Stein, Ltd. 6803 Waterman Avenue St. Louis, Missouri 63130 Attn: Jeffrey Michael Stein, President Email: theboss@jeffstein.com	166 and 2/3 Preferred Units

*In addition to the issued and outstanding Units set forth above, the Company is authorized to issue up to 5,000 PI Units to one or more Eligible Incentive Member(s) in accordance with the terms of this Agreement.

SCHEDULE B

JOINDER TO LIMITED LIABILITY COMPANY AGREEMENT
This Joinder (this “Joinder”) is made as of the date written below by the undersigned (the “Joining Party”) in favor of and for the benefit of Priority Hospitality Technology, LLC, a Delaware limited liability company, and the other parties to the Amended and Restated Limited Liability Company Agreement, dated as of February 1, 2019 (as such agreement may be amended, restated, supplemented and/or joined to from time to time, the “LLC Agreement”). Capitalized terms used but not defined herein have the meanings given such terms in the LLC Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by his, her or its execution of this Joinder, the Joining Party will be deemed to be a party to the LLC Agreement and shall have all of the obligations under the LLC Agreement as a Member as if he, she or it had executed the LLC Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the LLC Agreement, including, without limitation, making each of the representations and warrants set forth in Section 3.2 of the LLC Agreement to the Company effective as of the date of this Joinder.
If the Joining Party is an individual who is married on the date of this Joinder, the Joining Party shall cause the Joining Party’s spouse to execute and deliver to the Company a consent of spouse in the form of Schedule C to the LLC Agreement (a “Spousal Consent”). If Joining Party is an individual who should marry following the date of this Joinder, the Joining Party shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within 30 days thereof.
IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written below.
Date: ____________, 20____                Signature:

Print Name:

Agreed to and Accepted by:

Priority Hospitality Technology, LLC

By:
Name:
Title:

04526738.14